Ira S. Viener

CERTIFIED PUBLIC ACCOUNTANT

1275 Fifteenth Street, Suite 12J

Fort Lee, New Jersey 07024

Tel: 917-647-2947

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

March 28, 2019

TO THE BOARD OF DIRECTORS

PunchFlix, Inc.

I consent to the use in this Post-Qualification Offering Statement Amendment on Form 1-A of PunchFlix, Inc. of my report dated March 28, 2019, relating to my audits of the financial statements, which is part of this Post-Qualification Offering Statement Amendment, and to the reference to me and my firm under the captions “Experts” and “Selection Financial and Other Data” in such Post-Qualification Offering Statement Amendment.

Signature,

/s/ Ira S. Viener

Ira S. Viener

March 28, 2019